Exhibit 99.1

Entero Therapeutics Signs Letter of Intent to License and Commercialize Remote Patient and Machine Vision Clinical Trial Management Platform from Data Vault Holdings

Entero Therapeutics to integrate applications in planned Phase 3 study of latiglutenase for celiac disease and explore additional uses of technology in clinical trial compliance

BOCA RATON, Fla., September 10, 2024 (GLOBE NEWSWIRE) – Entero Therapeutics, Inc., (NASDAQ: ENTO), (“Entero Therapeutics” or the “Company”), a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced its entry into a binding letter of intent (the “Letter of Intent”) with Data Vault Holdings, Inc. (“Data Vault”), a privately held technology holding company, to exclusively license two technology product suites owned by Data Vault -- QOLPOM® and FotoDigm,® (the “Proposed Transaction”). Entero Therapeutics will work with Data Vault before and after the closing of the Proposed Transaction to secure funding for the customization of this clinical trial compliance software that includes a focus on the use of DigitalTwins and high-performance computing. In parallel, Entero Therapeutics plans to develop applications for its own near-term use with gastrointestinal (GI) clinical trials beginning with the planned Phase 3 trial for latiglutenase for the treatment of celiac disease.

Under the terms of the Letter of Intent, Entero Therapeutics, upon execution of a definitive agreement, would receive an exclusive, global license to pilot the technology platform in Entero Therapeutics’ clinical trials, and to develop and commercialize Data Vault’s QOLPOM® and FotoDigm® patented pharmaceutical regime compliance software for use in clinical trials with third-parties in the pharma and biotech sectors. In consideration, Entero Therapeutics will issue to Data Vault shares of the Company’s convertible preferred stock priced at a premium to the market and single digit revenue sharing royalties on net sales. The Proposed Transaction is expected to close by the end of September, and the entry into definitive documentation will be conditioned upon fulfillment requirements of no less than $500K of strategic investment into Entero Therapeutics (the “Strategic Investment”), with a target of ultimately securing up to $3 million of further strategic investment with DataVault’s assistance. The terms of the Proposed Transaction provide for Data Vault to support the Company’s pursuit of the Strategic Investment. The Strategic Investment would provide Entero Therapeutics with access to both capital and technology for a pilot program and the initiation and potential improvement of the Company’s future clinical trials.

James Sapirstein, Chairman and CEO of Entero Therapeutics, added, “We are very pleased to have the opportunity to secure an exclusive, worldwide license from Data Vault for its clinical trial compliance technology platform. Compliance is a major issue in drug development – it directly impacts the time, cost and success of clinical trials. We believe that the software platform has the potential to improve outcomes for our Phase 3 latiglutenase trial in celiac disease, along with the other GI therapeutic indications that we are planning to pursue. Both companies are committed to working together to customize the software for the latiglutenase trial. Our clinical trials would be the testing ground for these products and we believe that if they are validated in the clinic, they will have much broader commercial applications for other pharma companies across multiple disease indications.”

Mr. Sapirstein added, “We are very impressed with the potential of Data Vault’s IP portfolio – some of which has been historically validated across multiple sectors and most recently in the Data Vault-WisA Technologies transaction, where other Data Vault IP not included in the Proposed Transaction was acquired. FotoDigm IP that was recently issued has a broad scope and has been cited by major IT and healthcare players as references. We are confident that the two assets have the potential to advance the state of the art in clinical trial monitoring and compliance and could create a commercial opportunity with pharma and biotech companies in the industry.”

The Company’s use of the compliance platform would enable Entero Therapeutics to demonstrate the potential effectiveness and commercial scalability for incorporation in new software applications for a wide range of clinical-trial compliance across multiple therapeutic indications. Under the terms of the Letter of Intent, Entero Therapeutics would assume responsibility for all future clinical trial and commercial development in this sector and would be exclusively authorized to out-license to third parties within. The potential licensing agreement would include an activation triggered upon a capital infusion through strategic investment in Entero Therapeutics, and access to capital, technology and out-licensing within the biopharmaceutical field. The solution has been designed to assist with Entero Therapeutics’ completion of its medical trials in the present and future. The Letter of Intent also provides for a right of first refusal for Entero Therapeutics to fully-acquire the QOLPOM® and Fotodigm® assets from Data Vault Holdings, subject to certain conditions as set forth in the Letter of Intent.

QOLPOM® and FotoDigm® were developed by the late and Honorable Arizona State Senator David Bradley, a behavioral healthcare administrator and the father of Data Vault Holdings’ Chief Executive Officer. QOLPOM® (Quality of Life and Peace of Mind) was developed to solve critical behavioral problems within the remote patient monitoring space leveraging machine learning and IoT sensory capabilities. Fotodigm® is a patented machine vision technology (U.S. patent number 11,437,139 Method and Apparatus for Biometric Data Collection Combing Visual Data with Historical Health Records Metadata) and has been cited by AT&T, Medtronic, Indiana University and Express Scripts amongst others. A second patent (U.S. patent number 12,040,088 issued on Jul 16, 2024) includes foundational and expanded claims and a platform designed to reduce the costs and streamline processes of data collection, verification on a highly scalable and replicable technology for clinical trial data management.

The terms of the Proposed Transaction are subject to a number of contingencies, including the completion of customary due diligence and the negotiation and execution of definitive agreements. Upon execution of the definitive agreement, the completion of the transaction will be subject to, among other pre-closing requirements, satisfaction of the conditions negotiated therein, receipt of the Strategic Investment on terms satisfactory to Entero Therapeutics, and receipt of all third-party (including governmental) approvals, licenses, consents, and clearances, as and when applicable. There can be no assurance that the Proposed Transaction will be completed on the terms contemplated in the Letter of Intent or otherwise.

About Entero Therapeutics, Inc.

Entero Therapeutics is a clinical-stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company currently has a therapeutic development pipeline with multiple late-stage clinical programs built around three proprietary technologies: latiglutenase, a Phase 3-ready, potentially first-in-class, targeted, oral biotherapeutic for celiac disease; capeserod, a selective 5-HT4 receptor partial agonist being developed for gastroparesis; and adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. Entero Therapeutics is headquartered in Boca Raton, Florida. For more information visit www.enterothera.com.

About Data Vault Holdings Inc.

Data Vault Holdings thrives by strategically managing a diverse portfolio that includes a robust patent network and innovative ventures. Data Vault Holdings’ success stems from Data Vault Holdings’ ability to bridge intellectual property protection with market opportunities, driving transformative innovations across sectors. By fostering a culture of creativity and collaboration, Data Vault Holdings continuously redefines industry standards and propel forward-thinking solutions that resonate globally. Through Data Vault Holdings’ integrated approach, Data Vault Holdings remains at the forefront of driving impactful advancements and shaping the future of innovation. WisA Technologies recently announced the execution of a definitive asset purchase agreement for the purchase of Data Vault Holdings’ information technology intellectual property for its spatial audio technology business for $210 million dollars. For more information visit: www.datavaultholdings.com.

About Honorable Senator David Bradley

The former Senator died of pancreatic cancer that did as it often does, eluded early detection, a disease that can exhibit aggressive growth that makes it one of the more life-threatening of GI cancers. To learn more about David Bradley visit www.senatorbradley.com.

Forward-Looking Statements

This press release of and by the Company may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether a definitive agreement for the Proposed Transaction will be entered into; whether the Proposed Transaction, or any other contemplated transaction, may be completed with different terms, in an untimely manner, or not at all; whether the Company will be able to realize the benefits of the Proposed Transaction described herein; the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs; whether there are delays in the engagement of a new independent registered public accounting firm; whether there are any further delays in the preparation and filing of the Company’s Form 10-Q; whether the Company will be able to realize the expected benefits of its acquisition of ImmunogenX; the Company’s ability to integrate the assets and contemplated commercial operations acquired from ImmunogenX into the Company’s business; whether the Company will be able to effectively and timely service its debt; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; whether the Company will be able to maintain compliance with Nasdaq’s continued listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; whether the Company will be able to satisfy the terms of any plan of compliance it submits to Nasdaq; whether Nasdaq will accept any plan of compliance the Company submits, or provide any other accommodations to the Company; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the effects of the First Wave Bio, Inc. acquisition, the related settlement and their effect on the Company’s business, operating results and financial prospects. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
Entero Therapeutics, Inc.
777 Yamato Road, Suite 502
Boca Raton, FL 33431
Phone: (561) 589-7020
info@enterothera.com

Media contact:

Russo Partners
David Schull
(347) 956-7697